Exhibit 99.1

As of 02242017

FOR IMMEDIATE RELEASE

Contact:

Sheree Aronson

VP, Investor Relations

(949) 367-9600 ext 371

saronson@glaukos.com

Glaukos Corporation Announces

Fourth Quarter & Full Year 2016 Financial Results

Company Also Provides 2017 Net Sales Guidance

San Clemente, CA — March 1, 2017 — Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced financial results for the fourth quarter and full year ended December 31, 2016.  Key highlights include:

•      Achieved 64% growth in net sales to $33.2 million in the fourth quarter of 2016, compared to $20.3 million in the fourth quarter of 2015.

•      Reported 60% growth in net sales to $114.4 million for 2016, compared to $71.7 million in 2015.

•      Provided 2017 net sales guidance of $160 million to $165 million.

“Continued robust demand for our flagship iStent® Trabecular Micro-Bypass Stent fueled our net sales to new highs in the fourth quarter and full year of 2016,” said Thomas Burns, president and chief executive officer of Glaukos.  “An increasing number of surgeons are adopting the iStent for its well-documented ability to achieve sustained intraocular pressure reduction in a procedure with a favorable safety profile.  As we move into 2017, we remain focused on fortifying our leadership position in the burgeoning Micro-Invasive Glaucoma Surgery market by driving increased iStent utilization, expanding in targeted international markets and advancing regulatory approval of our next-generation micro-scale stents and drug-delivery implants.”

Fourth Quarter 2016 Financial Results

Net sales rose 64% in the fourth quarter of 2016 to $33.2 million, compared to $20.3 million in the same period in 2015.  The growth primarily reflected increased iStent utilization across the company’s expanding customer base.

Gross margin for the fourth quarter of 2016 increased to approximately 85%, compared to approximately 82% in the same period in 2015.  The rise reflected primarily the company’s ability to leverage its fixed manufacturing costs and intangible asset amortization relative to its higher sales, along with the 2016-2017 suspension of the medical device excise tax under the PATH (Protecting Americans from Tax Hikes) Act.

Operating expenses for the fourth quarter of 2016 were $27.9 million, up 49% compared to $18.7 million in the same period of 2015.  The increase was due primarily to the company’s ongoing investment in, and expansion of, its global infrastructure by adding foreign sales operations and increasing domestic sales, marketing and administrative personnel and expenses.

Income from operations in the fourth quarter of 2016 was $0.5 million, compared to a loss of $2.0 million in the fourth quarter of 2015.  Net income in the fourth quarter of 2016 was $0.1 million, compared to a net loss of $2.3 million in the same period one year ago.  Diluted net income per share for the fourth quarter of 2016 was $0.00, compared to a loss of $0.07 per diluted share in the fourth quarter of 2015.

Full Year 2016 Financial Results

Net sales rose 60% in 2016 to $114.4 million, compared to $71.7 million in 2015, due primarily to increased iStent adoption across the company’s expanding customer base.

Gross margin for 2016 increased to approximately 86%, compared to approximately 82% in 2015, reflecting primarily the company’s ability to leverage its fixed manufacturing costs and intangible asset amortization relative to its higher sales, as well as suspension of the 2016-2017 medical device excise tax under the PATH Act.

Operating expenses for 2016 were $94.0 million, up 36% compared to $69.0 million in 2015, reflecting the company’s ongoing investment in, and expansion of, its global infrastructure by adding foreign sales operations and increasing domestic sales, marketing and administrative personnel and expenses.

Income from operations in 2016 was $4.2 million, compared to a loss from operations of $10.3 million in 2015. Net income attributable to Glaukos stockholders for 2016 was $4.5 million, compared to a net loss attributable to Glaukos stockholders of $37.2 million in 2015, which included a $25.7 million charge associated with the acquisition of the iDoseTM product line and related assets of DOSE Medical Corporation in June 2015.  Diluted net income per share for 2016 was $0.12, compared to a diluted net loss per share of $2.13 in 2015.

2017 Revenue Guidance

The company expects 2017 net sales to be in the range of $160 million to $165 million.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PST (4:30 p.m. EST) to discuss the results.  A link to the webcast is available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 877-201-0168 (U.S.) or 647-788-4901 (international) and enter Conference ID 62994731.  A replay of the webcast will be archived on the company’s website following completion of the call and will be available until June 1, 2017.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including the company’s revised revenue guidance for 2016.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this presentation.  These potential risks and uncertainties include, without limitation, uncertainties about our ability to maintain profitability; our dependence on the success and market acceptance of the iStent; our ability to leverage our sales and marketing infrastructure to increase market penetration and acceptance both in the United States and internationally of our products; our dependence on a limited number of third-party suppliers for components of our products; the occurrence of a crippling accident or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent or other products in development; our ability to properly train, and gain acceptance and trust from, ophthalmic surgeons in the use of our products; our ability to successfully develop and commercialize additional products; our ability to compete effectively in the highly competitive and rapidly changing medical device industry and against current and future competitors (including MIGS competitors) that are large public companies or divisions of publicly traded companies that have competitive advantages; the timing, effect and expense of navigating different regulatory approval processes as we develop additional products and penetrate foreign markets; the impact of any product liability claims against us and any related litigation; the effect of the extensive and increasing federal and state regulation in the healthcare industry on us and our suppliers; the lengthy and expensive clinical trial process and the uncertainty of outcomes from any particular clinical trial; our ability to protect, and the expense and time-consuming nature of protecting, our intellectual property against third parties and competitors that could develop and commercialize similar or identical products; the impact of any claims against us of infringement or misappropriation of third party intellectual property rights and any related litigation; and the market’s perception of our limited operating history as a public company.  These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission on November 14, 2016 and our Annual Report on Form 10-K for 2016, which we expect to file on or before March 16, 2017. Our filings with the Securities and Exchange Commission are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov.  In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net sales	$33,172	$20,276	$114,397	$71,700
Cost of sales	4,811	3,594	16,177	12,988
Gross profit	28,361	16,682	98,220	58,712
Operating expenses:
Selling, general and administrative	20,494	12,392	64,756	43,961
Research and development	7,399	6,295	29,223	25,047
Total operating expenses	27,893	18,687	93,979	69,008
Income (loss) from operations	468	(2,005)	4,241	(10,296)
Other (expense) income, net
Interest and other income	265	72	889	82
Loss on deconsolidation of DOSE	—	—	—	(25,685)
Loss on extinguishment of debt	—	—	—	(195)
Interest and other expense, net	(696)	(322)	(608)	(1,062)
Change in fair value of stock warrant liability	—	(2)	43	(1,132)
Total other (expense) income, net	(431)	(252)	324	(27,992)
Income (loss) before taxes	37	(2,257)	4,565	(38,288)
Income tax (benefit) provision	(97)	33	43	33
Net income (loss)	134	(2,290)	4,522	(38,321)
Net loss attributable to noncontrolling interest	—	—	—	(1,080)
Net income (loss) attributable to Glaukos Corporation	$134	$(2,290)	$4,522	$(37,241)
Basic net income (loss) per share attributable to Glaukos Corporation stockholders	$0.00	$(0.07)	$0.14	$(2.13)
Diluted net income (loss) per share attributable to Glaukos Corporation stockholders	$0.00	$(0.07)	$0.12	$(2.13)
Weighted average shares used to compute basic net income (loss) per share attributable to Glaukos Corporation stockholders	33,634	32,082	32,928	17,474
Weighted average shares used to compute diluted net income (loss) per share attributable to Glaukos Corporation stockholders	37,185	32,082	36,459	17,474

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,494	$21,572
Short-term investments	89,268	69,552
Accounts receivable, net	14,305	7,549
Inventory	6,844	4,097
Prepaid expenses and other current assets	3,032	1,290
Restricted cash	80	80
Total current assets	120,023	104,140
Property and equipment, net	7,593	2,154
Intangible assets, net	6,567	10,218
Deposits and other assets	188	149
Total assets	$134,371	$116,661

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,967	$3,626
Accrued liabilities	13,911	7,793
Long-term debt, current portion	—	8,931
Deferred rent	60	12
Total current liabilities	16,938	20,362
Long-term debt, less current portion	—	765
Stock warrant liability	—	105
Other liabilities	159	238
Total liabilities	17,097	21,470

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 150,000 shares authorized; 33,971 and 32,209 shares issued and 33,943 and 32,181 shares outstanding at December 31, 2016 and December 31, 2015, respectively	34	32
Additional paid-in capital	308,815	291,853
Accumulated other comprehensive income	648	51
Accumulated deficit	(192,091)	(196,613)
Less treasury stock (28 shares)	(132)	(132)
Total stockholders’ equity	117,274	95,191
Total liabilities and stockholders’ equity	$134,371	$116,661

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